The National Portfolio of Merrill Lynch Municipal
Bond Fund, Inc.

File No. 811-2688
Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2001, the National Portfolio (the "Registrant"), a series of Merrill Lynch Municipal Bond Fund, Inc., acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Arkansas Municipal Bond Fund, Inc. (the "Arkansas Fund"), Merrill Lynch Colorado
Municipal Bond Fund, Inc. (the "Colorado Fund"), and
Merrill Lynch New Mexico Municipal Bond Fund, Inc. (the
"New Mexico Fund"), each a series of Merrill Lynch Multi-State Municipal Series Trust ("Municipal Series Trust"),
File No. 811-4375, (collectively, the "State Funds").

At meetings of the Boards of Directors of the Registrant and the Boards of Trustees of Municipal Series Trust, the Board of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the
"Reorganization"). The Reorganization referred collectively to the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of each State Fund by the Registrant and the simultaneous distribution of newly-issued shares of the National Portfolio to each State Fund and the subsequent distribution of these newly-issued shares of the National Portfolio by each State Fund to its respective shareholders.

On March 26, 2001, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14
(File No.333-57634; the "N-14 Registration Statement").
The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of the State Funds.
Pre-Effective Amendment No. 1 to the N-14 Registration
Statement was filed on March 27, 2001, and the N-14
Registration Statement as so amended was declared effective by the Commission on April 26, 2001.

On July 13, 2001, the shareholders of the Registrant and the State Funds approved the Reorganization at a special meeting of shareholders held for that purpose. On July 23, 2001, the "Reorganization Date," pursuant to the Agreement and Plan of Reorganization, The Arkansas Fund transferred securities and cash valued at $3,215,515.68 to the Registrant and received in exchange 315,566 newly-issued shares of the Registrant; The Colorado Fund transferred securities and cash valued at $9,447,405.29 to the Registrant and received in exchange 927,119 newly-issued shares of the Registrant; The New Mexico Fund transferred securities and cash valued at $2,580,268.18 to the Registrant and received in exchange 253,211 newly-issued shares of the Registrant; and the State Funds distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.
The State Funds ceased offering shares as of the Reorganization effective date.